UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.

(Exact name of Registrant as Specified in its Charter)

PROVINCE OF ONTARIO, CANADA

(State of Incorporation)

NOT APPLICABLE

(I.R.S. Employer Identification Number)

47 AVENUE ROAD, SUITE 200, TORONTO, ONTARIO, CANADA M5R 2G3

 (Address of principal executive offices) (zip code)

2007 CONSULTANT STOCK COMPENSATION PLAN

(Full Title of the Plan)

NOT APPLICABLE

 (Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Name of the plan	Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate Offering Price	(2)	Amount of Registration Fee
2007 Consultant Stock Compensation Plan	Common stock no par value	1,500,000	(1)	$0.27	$405,000.00		$43.34
							$43.34

(1)

This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2007 Consultant Stock Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Bontan Corporation Inc.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Bontan Corporation Inc. on January 11, 2007.

PART II

ITEM 3.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC since the end of the fiscal year covered by the annual report referred to below under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

(a)

The Company's Annual Report on Form 20-F for its fiscal year ended March 31, 2006  filed August 29, 2006 (Commission File No. 000-30314);

(b)          The Company's current reports on Form 6-K filed on September 1, 2006, November 22, 2006, November 27, 2006 and December 11, 2006;

(c)

All other reports filed by the Company with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

(d)          The description of the Company's Common Stock contained in the Company's Registration Statement on Form 20-F, as amended, as filed on August 1, 2000.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supercedes the statement.    Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Business Corporations Act (Ontario) (the “Act”), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company’s request as a director or officer or of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with an action by or on behalf of the Company or such other corporation only with court approval.  A director or officer is entitled to indemnification from the Company as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of the Company provide that each director, each officer, each former director, each former officer and each person who acts or acted at the Company’s request as a director or officer or of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, shall be indemnified and saved harmless by the Company from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of the Company or such body corporation, if he acted honestly and in good faith with a view to the Company’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances the Company has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

The Company currently does not maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM  7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number

4.1

Specimen of Common Stock (Incorporated by reference to Exhibit 2.1 to Registration Statement on Form 20-F, as amended, as filed on August 1, 2000.

5.1

Opinion of Messerli & Kramer P.A. regarding legality of shares.

10.1

2007 Consultants Stock Compensation Plan.

1.1

Consent of Messerli & Kramer P.A. (contained as part of Exhibit 5.1).

23.2

Consent of Schwartz Levitsky Feldman LLP, Chartered Accountants.

24.1

Power of Attorney (contained as part of the signature page).

ITEM 9.  UNDERTAKINGS.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that

paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

 (2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

 (b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on January 12, 2007

BONTAN CORPORATION INC.

By: /s/  Kam Shah ____________________

Kam Shah

Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE

TITLE

Chief Executive Officer, Chief Financial Officer, and Director

/s/   Kam Shah

(Principal Executive Officer)

Kam Shah

Date:

January 16, 2007

/s/  Dean Bradley

Director

Dean Bradley

Date:

    January 16, 2007

/s/  Brett Rees

Director

Brett Rees

Date:

January 14, 2007

EXHIBIT 5.1

[LETTERHEAD OF MESSERLI & KRAMER P.A.]

January 12, 2007

Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3

          Re:          Issuance of Securities

Ladies and Gentlemen:

          You have requested our opinion as your special U.S. securities counsel with respect to certain matters in connection with the filing by Bontan Corporation Inc. (the "Company") of the Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of up to 1,500,000 shares of the Company's common stock (the "Common Stock") for possible issuance under the Company's 2007 Consultant Stock Compensation Plan (the "Plan").

          In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

          We advise you that we are licensed to practice in Minnesota. Accordingly, our opinion assumes that the provincial laws of Ontario and the federal laws of Canada would yield the same opinion as application of the laws of the State of Minnesota and the federal laws of the United States.

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Messerli & Kramer P.A.

/s/ Messerli & Kramer P.A.

EXHIBIT 10.1

BONTAN CORPORATION INC.

2007 CONSULTANT STOCK COMPENSATION PLAN

I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Bontan Corporation Inc. by allowing the Company to compensate employees, consultants and contractors who have provided bona fide services to the Company or its subsidiaries (other than services rendered in connection with the offer and sale of securities in a capital raising transaction), through the award of Common Stock of the Company.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1.  "Award" means any grant of Common Stock under this Plan.

2. "Board of Directors" means the Board of Directors of the Company.

3. "Common Stock" means the Common Stock of the Company.

4. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

5.  "Employee," "Consultant" and “Contractor” means any person (i) who is a natural person, (ii) has rendered or will render bona fide services to the Company or its subsidiaries (specifically excluding services rendered in connection with the offer and sale of securities in a capital raising transaction), and (iii) who, in the opinion of the Board of Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company or its subsidiaries.

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is January 1, 2007

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan.  Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan.  The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive.  The Board of Directors shall have sole and absolute discretion to amend this Plan.  No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member’s willful misconduct.

V.  STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 1,500,000 shares.

VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Employees, Consultants and Contractors retained by the Company or its subsidiaries including the directors when acting in their capacity as consultants to the Company.

VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees, Consultants and Contractors Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee, Consultant and Contractor will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of grant, value of the Award, exercise price if any and term of any Award). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder, or under the rules and regulations of the Securities Act (Ontario).

VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. RIGHT TO CONTINUED ENGAGEMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Employee, Consultant and Contractor the right to continued engagement by the Company or its subsidiaries nor shall it interfere with or restrict in any way the rights of the Company or its subsidiaries to discharge any Employee, Consultant and Contractor or to terminate any consulting relationship at any time.

X. LAWS AND REGULATIONS.

1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

Dated:  January 12, 2007

     BONTAN CORPORATION INC.

/s/ Kam Shah__________________ Kam Shah Chief Executive Officer Chief Financial Officer

EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

BONTAN CORPORATION INC

We hereby consent to the incorporation by reference in this Form S-8 of our report dated July 12, 2006 relating to the consolidated financial statements of Bontan Corporation Inc. appearing in the Company's Annual Report on Form 20-F for the year ended March 31, 2006.

Schwartz Levitsky Feldman LLP

/s/ Schwartz Levitsky Feldman LLP

Toronto, Ontario Canada

January 11, 2007